EXHIBIT 99.1

Capstone Turbine Corporation Announces Third Quarter Fiscal 2010 Operating Results

Third Quarter Revenue is Highest in Company History With a 1% Gross Loss; Backlog Increases $19 Million to $78 Million From Q2 FY 2010

CHATSWORTH, Calif., Feb. 9, 2010 (GLOBE NEWSWIRE) -- Capstone Turbine Corporation (www.capstoneturbine.com) (Nasdaq:CPST) reported operating results for its third quarter ended December 31, 2009 in its Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on February 9, 2010.

Financial Summary

Revenue for the third quarter of Fiscal 2010 was $16.0 million, an increase of 39% from the third quarter of Fiscal 2009. Capstone shipped 122 units in the third quarter of Fiscal 2010, compared to 116 units in the same period last year. Average revenue per unit increased for the third quarter of Fiscal 2010 to $100,000 compared to $66,000 per unit for the third quarter of Fiscal 2009 because of the higher priced C200 and C1000 Series systems.

Capstone's backlog as of December 31, 2009 was $78.1 million, an increase of $21.1 million, or 37%, from December 31, 2008 and an increase of $18.8 million, or 32%, from September 30, 2009.

The reported gross loss for the third quarter of Fiscal 2010 was $0.2 million, or 1% of revenue, compared to $0.6 million, or 5% of revenue, for the third quarter of Fiscal 2009 and $3.0 million, or 19% of revenue, for the second quarter of Fiscal 2010. The improved gross loss reflects increased sales of C200 and C1000 Series systems, resulting in an overall higher margin from the change in product mix, progress on direct material cost reduction efforts and decreased manufacturing costs compared to the prior period.

Research and development (R&D) expenses were $2.0 million for the third quarter of Fiscal 2010, a decrease of $0.1 million, or 5%, from the third quarter of Fiscal 2009. R&D expenses are reported net of benefits from cost-sharing programs. There were approximately $0.1 million of such benefits this quarter and $2.0 million of such benefits for the same period last year. The overall decrease in R&D expenses was a result of lower overall spending.

Selling, general and administrative expenses remained unchanged at $7.4 million for the third quarter of Fiscal 2010 and Fiscal 2009. During the third quarter of Fiscal 2010, stock-based compensation expense to employees and consultants increased, while travel expenses, marketing expense and salary expense decreased, all as compared to the third quarter of Fiscal 2009.

Capstone's net loss was $7.2 million, or $0.04 per share, for the third quarter of Fiscal 2010, a decrease of $2.8 million from the $10.0 million loss, or $0.06 per share, reported for the third quarter of Fiscal 2009. The decrease in net loss was primarily the result of the adoption of Accounting Standards Codification 815 "Derivatives and Hedging" which affects the Company's accounting for warrants with certain anti-dilution provisions. The Company recorded a non-cash benefit of $2.3 million to change in fair value of warrant liability during the third quarter of Fiscal 2010. Capstone's net loss for the third quarter before considering the non-cash warrant liability benefit would have been $9.5 million (calculated by adding back the $2.3 million warrant liability benefit from the $7.2 million reported net loss), or $0.05 per share (calculated by adding a $0.01 per share benefit attributable to the warrant liability from $0.04 per share reported loss), compared to the $10.0 million, or $0.06 per share loss for the third quarter of Fiscal 2009 which did not include a warrant liability benefit. Capstone's loss from operations for the third quarter of Fiscal 2010 was $9.6 million, or 5% lower than the $10.1 million loss from operations for the third quarter of Fiscal 2009.

Cash and cash equivalents for the third quarter ended of Fiscal 2010 were $15.7 million, a decrease of $3.8 million from March 31, 2009.

Conference Call

The Company will host a conference call today, Tuesday, February 9, at 1:45 p.m. Pacific Time. Access to the live broadcast and a replay of the webcast will be available for 90 days through the Investor Relations page on the Company's website: www.capstoneturbine.com.

About Capstone Turbine

Capstone Turbine Corporation (www.capstoneturbine.com) (Nasdaq:CPST) is the world's leading producer of low-emission microturbine systems, and was the first to market commercially viable microturbine energy products. Capstone Turbine has shipped over 5,000 Capstone MicroTurbine(R) systems to customers worldwide. These award-winning systems have logged millions of documented runtime operating hours. Capstone Turbine is a member of the U.S. Environmental Protection Agency's Combined Heat and Power Partnership, which is committed to improving the efficiency of the nation's energy infrastructure and reducing emissions of pollutants and greenhouse gases. A UL-Certified ISO 9001:2000 and ISO 14001:2004 certified company; Capstone is headquartered in the Los Angeles area with sales and/or service centers in the New York metro area, Mexico City, Nottingham, Shanghai, Singapore and Tokyo.

"Capstone Turbine Corporation" and "Capstone MicroTurbine" are registered trademarks of Capstone Turbine Corporation. All other trademarks mentioned are the property of their respective owners.

The Capstone Turbine Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6212

CAPSTONE TURBINE CORPORATION AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)
(Unaudited)

	December 31,	March 31,
	2009	2009
ASSETS
Current Assets:
Cash and cash equivalents	$15,683	$19,519
Accounts receivable, net of allowance for doubtful accounts and sales returns of $611 at December 31, 2009 and $644 at March 31, 2009	13,877	10,871
Inventories	21,134	24,379
Prepaid expenses and other current assets	1,789	1,515
Total current assets	52,483	56,284
Property, plant and equipment, net	8,403	9,432
Non-current portion of inventories	3,879	5,883
Intangible asset, net	374	411
Other assets	276	319
Total	$65,415	$72,329

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable and accrued expenses	$12,575	$11,484
Accrued salaries and wages	1,861	2,062
Accrued warranty reserve	1,215	2,344
Deferred revenue	982	1,171
Revolving credit facility	7,421	3,654
Current portion of notes payable and capital lease obligations	138	13
Warrant liability	26,448	—
Other current liabilities	—	815
Total current liabilities	50,640	21,543
Long-term portion of notespayable and capital lease obligations	84	28
Other long-term liabilities	255	288
Commitments and contingencies (Note 14)	—	—
Stockholders' Equity:
Preferred stock, $.001 par value; 10,000,000 shares authorized; none issued	—	—
Common stock, $.001 par value; 415,000,000 shares authorized; 197,555,896 shares issued and 196,660,271 shares outstanding at December 31, 2009; 174,888,521 shares issued and 174,070,581 shares outstanding at March 31, 2009	197	175
Additional paid-in capital	676,526	666,357
Accumulated deficit	(661,247)	(615,100)
Treasury stock, at cost; 895,625 shares at December 31, 2009 and 817,940 shares at March 31, 2009	(1,040)	(962)
Total stockholders' equity	14,436	50,470
Total	$65,415	$72,329

CAPSTONE TURBINE CORPORATION AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
Revenue	$15,986	$11,482	$45,233	$32,127
Cost of goods sold	16,204	12,083	51,286	34,550
Gross loss	(218)	(601)	(6,053)	(2,423)
Operating expenses:
Research and development	1,965	2,048	4,997	6,049
Selling, general and administrative	7,433	7,441	20,496	21,699
Total operating expenses	9,398	9,489	25,493	27,748
Loss from operations	(9,616)	(10,090)	(31,546)	(30,171)
Interest income	—	135	8	490
Interest expense	(181)	—	(456)	—
Change in fair value of warrant liability	2,257	—	(22,498)	—
Loss before income taxes	(7,540)	(9,955)	(54,492)	(29,681)
Provision (benefit) for income taxes	(370)	80	(182)	82
Net loss	$ (7,170)	$(10,035)	$ (54,310)	$ (29,763)

Net loss per common share—basic and diluted	$(0.04)	$(0.06)	$(0.29)	$(0.18)

Weighted average sharesused to calculate basic and diluted net loss per common share	196,405	173,851	190,453	161,277
CONTACT: Capstone Turbine Corp.
         Investor and investment media inquiries:
         818-407-3628
         ir@capstoneturbine.com